                                                                     EXHIBIT 3.1


                           QUALITY DISTRIBUTION, INC.
                             AMENDMENT SETTING FORTH
                THE PREFERENCES, LIMITATIONS, AND RELATIVE RIGHTS
                          OF THE 13.75% PREFERRED STOCK

                               Dated May 23, 2002

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                      Pursuant to Section 607.0602 of the
                        Florida Business Corporation Act
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            Quality Distribution, Inc. (the "CORPORATION"), a corporation organized and existing under the Florida Business Corporation Act, does hereby certify that, pursuant to the authority conferred upon the board of directors of the Corporation (the "BOARD OF DIRECTORS") by its Articles of Incorporation, and pursuant to the provisions of Section 607.0602 of the Florida Business Corporation Act, said Board of Directors, by resolution dated as of April 8, 2002, duly approved and adopted the following amendment (the "AMENDMENT") to the Corporation's Articles of Incorporation. The holders of 13.75% Senior Exchangeable Preferred Stock were entitled to vote separately on the Amendment as a voting group. The number of votes cast for the Amendment by the holders of 13.75% Senior Exchangeable Preferred Stock was sufficient for approval. No other shareholders were entitled to vote on the Amendment.

                  RESOLVED, that, pursuant to the authority vested in the Board of Directors by the Corporation's Articles of Incorporation and the Florida Business Corporation Act, the Board of Directors does hereby (i) increase the number of shares of preferred stock designated as 13.75% Senior Exchangeable Preferred Stock, par value $.01 per share, having a stated value of $100.00 per share, from 250,000 shares to 600,000 shares, and (ii) amend and restate the terms of the existing 13.75% Senior Exchangeable Preferred Stock to have the preferences, limitations and relative rights set forth in the Articles of Incorporation and in this Amendment as follows:

            (a) Designation. The terms of the Corporation's existing 13.75% Senior Exchangeable Preferred Stock are hereby amended and restated as provided herein and shall hereinafter be referred to as the "13.75% PREFERRED STOCK". The number of shares constituting 13.75% Preferred Stock shall be increased from 250,000 to 600,000. The liquidation preference of the 13.75% Preferred Stock shall be as set forth in paragraph (d) below.

            (b) Rank. The 13.75% Preferred Stock shall, with respect to dividend rights and rights upon a Liquidation, rank (i) senior to (A) all classes of Common Stock of the Corporation and (B) each other class of preferred stock of the Corporation established by the Board of Directors, the terms of which do not expressly provide that it ranks senior or on a parity with the 13.75% Preferred Stock as to dividend rights and rights upon a Liquidation (collectively referred to as "JUNIOR STOCK"); and (ii) subject to certain conditions, on a parity with each other class of preferred stock of the Corporation established hereafter (in accordance with the terms hereof) by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the 13.75% Preferred Stock as to dividend rights and rights upon a Liquidation (collectively referred to as "PARITY STOCK").

            (c)   Dividends.

                  (i) The Corporation shall accrue dividends on each share of 13.75% Preferred Stock at a rate per annum equal to the Dividend Rate on the Liquidation Amount from time to time for such share. Dividends on each share of 13.75% Preferred Stock shall accrue on a daily basis from the Issue Date, regardless of whether they have been declared and whether there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends on the 13.75% Preferred Stock for any period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. All dividends on the 13.75% Preferred Stock that accrue during any Dividend Period and that remain unpaid on the Dividend Payment Date on which such Dividend Period ends and all dividends that have accrued but remain unpaid as of the date hereof shall cumulate and shall be added to the Liquidation Amount for such share as of such Dividend Payment Date and shall be compounded on each Dividend Payment Date thereafter until paid in cash.

                  (ii) Dividends on the 13.75% Preferred Stock (when, as and only if declared by the Board of Directors, out of funds legally available therefor) shall be payable in cash on each Dividend Payment Date; provided, however, that the Corporation shall not be required to pay dividends on the 13.75% Preferred Stock in cash at any time (and to the extent) that such payment would be prohibited by the terms of the Credit Agreement or any other agreement of the Corporation relating to outstanding Indebtedness (as defined in the Credit Agreement).

                  (iii) Dividends payable on the 13.75% Preferred Stock on any Dividend Payment Date pursuant to paragraph (c)(ii) shall be paid to the Holders as they appear on the stock records of the Corporation on the Dividend Record Date immediately preceding the applicable Dividend Payment Date, unless otherwise fixed by the Board of Directors, which Dividend Record Date shall in no event be more than sixty (60) days prior to the applicable Dividend Payment Date and shall in no event precede the date upon which the resolution fixing such Dividend Record Date is adopted. All payments due under this paragraph (c)(iii) to any Holder shall be made to the nearest cent.

                  (iv) So long as any shares of 13.75% Preferred Stock are outstanding, the Corporation shall not, directly or indirectly, and whether in cash, securities or other property, pay or declare or set apart for payment any dividend or make any other distribution or other payment on or with respect to any Junior Stock or any Parity Stock (other than dividends or distributions paid solely in additional shares of such Junior Stock or Parity Stock, as applicable) or redeem, repurchase or otherwise acquire any Junior Stock or any Parity Stock unless the Corporation has paid, or at the same time pays, all dividends on the 13.75% Preferred Stock accrued and unpaid since the Issue Date.

                  (v) Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends on the 13.75% Preferred Stock accrued and unpaid since the Issue Date, such payment shall be made ratably among the Holders based upon the number of shares of 13.75% Preferred Stock then held by each Holder.

            (d) Liquidation. Subject to the provisions of paragraph (e)(iii) below, upon a Liquidation, after payment or provision for payment in full of the debts and other liabilities of the Corporation, the Holders shall be entitled to receive, out of the remaining assets of the Corporation available for distribution to its shareholders, with respect to each outstanding share of 13.75% Preferred Stock, an amount in cash equal to the Liquidation Amount (whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends) of such share plus an amount in cash equal to all accrued and unpaid dividends thereon from the last Dividend Payment Date to the date fixed for such Liquidation before any distribution shall be made to the holders of Junior Stock. If upon any Liquidation the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay to the Holders with respect to all outstanding shares of 13.75% Preferred Stock the full Liquidation Amount and all such accrued and unpaid dividends to which they shall be entitled, the Holders shall share in any distribution of assets pro rata in accordance with the total Liquidation Amount and all such accrued and unpaid dividends that each such Holder would have received had there been such sufficient assets. After payment to the Holders of the full Liquidation Amount with respect to all outstanding shares of 13.75% Preferred Stock and all such accrued and unpaid dividends, the Holders shall not, in their capacities as Holders, be entitled to any further participation in any further distribution of assets by the Corporation.

            (e)   Redemption.

                  (i)   Optional Redemption.

                        (A) The Corporation may, at the option of the Board of
            Directors, redeem at any time on or after September 15, 2003 (subject to contractual and other restrictions with respect thereto, including, without limitation, those restrictions contained in the Credit Agreement, and to the legal availability of funds therefor), in whole or in part, in the manner provided for in paragraph (e)(iv) hereof, any or all of the shares of 13.75% Preferred Stock, at the redemption prices (expressed as a percentage of the Liquidation Amount) set forth below, plus an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date (the "OPTIONAL REDEMPTION PRICE"), if redeemed during the twelve-month period commencing on September 15 of each of the years set forth below:

                     2003.........................      106.88%
                     2004.........................      103.44%
                     2005 and thereafter .........      100.00%

                  (B) In addition to the foregoing paragraph (e)(i)(A), prior to
            September 15, 2003, the Corporation may, at its option, use the net cash proceeds of one or more Public Equity Offerings to redeem in whole, or in part (subject to contractual and other restrictions with respect thereto, including, without limitation, those restrictions contained in the Credit Agreement, and to the legal availability of funds therefor), in the manner provided for in paragraph (e)(iv) hereof, the 13.75% Preferred Stock, at a redemption price of 113.75% of the Liquidation Amount, plus an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date (the "CASH PROCEEDS REDEMPTION PRICE"). In order to effect the foregoing redemption with the proceeds of any Public Equity Offering, the Corporation shall make such redemption not more than 120 days after the consummation of any such Public Equity Offering.

                  (ii) Mandatory Redemption. On September 15, 2006, the Corporation shall redeem (subject to contractual and other restrictions with respect thereto, including, without limitation, those restrictions contained in the Credit Agreement, and to the legal availability of funds therefor), in the manner provided for in paragraph (e)(iv) hereof, all of the shares of 13.75% Preferred Stock then outstanding at a redemption price equal to 100% of the Liquidation Amount, plus an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date (the "MANDATORY REDEMPTION PRICE"). If the funds of the Corporation legally available for redemption of shares of 13.75% Preferred Stock pursuant to this paragraph (e)(ii) shall be insufficient to permit the payment of the Mandatory Redemption Price required to be paid pursuant to this paragraph
      (e)(ii), then the Corporation shall redeem shares of 13.75% Preferred Stock from the Holders out of funds legally available therefor ratably based upon the number of shares of 13.75% Preferred Stock that each Holder holds, and the Corporation shall redeem the unredeemed shares of 13.75% Preferred Stock as soon as practicable after the Corporation has funds legally available therefor.

                  (iii) Redemption Upon a Sale of the Corporation. If the Board of Directors authorizes a transaction, the consummation of which would constitute a Sale of the Corporation, during the period commencing on the Effective Date and ending on December 14, 2005 (such a transaction being referred to herein as a "SUBJECT SALE"), each Holder shall have the right to require that the Corporation redeem (subject to contractual and other restrictions with respect thereto, including, without limitation, those restrictions contained in the Credit Agreement, and to the legal availability of funds therefor), in the manner provided for in paragraph
      (e)(iv) hereof all or any of such Holder's then outstanding shares of 13.75% Preferred Stock immediately prior to or simultaneously with the consummation of such Subject Sale at, with respect to each outstanding share of 13.75% Preferred Stock, the Subject Sale Redemption Price (as defined below). For purposes hereof, the "SUBJECT SALE REDEMPTION PRICE" shall be an amount in cash equal to (A) the Liquidation Amount multiplied by the Applicable Percentage (as defined below) plus (B) an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date. The "APPLICABLE PERCENTAGE" shall be based on the date the Subject Sale has been authorized by the Board of Directors and shall be determined as set forth opposite each of the following periods:

           Effective Date through December 14, 2003......       106.88%

           December 15, 2003 through December 14, 2004...       103.44%
           December 15, 2004 through December 14, 2005...       100.00%

                     From and after December 15, 2005, upon a Liquidation, the Holders shall be entitled to receive the amounts determined in accordance with paragraph (d) hereof.

                  (iv)  Procedures for Redemption.

                        (A) At least thirty (30) days and not more than sixty
            (60) days prior to the date fixed for any redemption of the 13.75% Preferred Stock, the Corporation shall send written notice (the "REDEMPTION NOTICE") by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the 13.75% Preferred Stock at such Holder's address as it appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of 13.75% Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

                              (1) whether the redemption is pursuant to
                  paragraph (e)(i), (e)(ii) or (e)(iii);

                              (2) the Optional Redemption Price, Cash Proceeds
                  Redemption Price, the Mandatory Redemption Price or the Subject Sale Redemption Price, as the case may be;

                              (3) in the case of an optional redemption pursuant
                  to paragraph (e)(i) hereof or a mandatory redemption pursuant to paragraph (e)(ii) hereof, whether all or less than all the outstanding shares of 13.75% Preferred Stock are to be redeemed and the total number of shares of 13.75% Preferred Stock being redeemed;

                              (4) the date fixed for redemption;

                              (5) that the Holder is to surrender to the
                  Corporation, in the manner, at the place or places and at the price designated, his/her certificate or certificates representing the shares of 13.75% Preferred Stock to be redeemed; and

                              (6) that dividends on the shares of 13.75%
                  Preferred Stock to be redeemed shall cease to accrue on such Redemption Date unless the Corporation defaults in the payment of the Optional Redemption Price, the Cash Proceeds Redemption Price, the Mandatory Redemption Price or the Subject Sale Redemption Price, as the case may be.

                        (B) Each Holder may elect to have such Holder's shares
            of 13.75% Preferred Stock redeemed pursuant to paragraph (e)(iii) hereof by sending the Corporation written notice by first class mail addressed to the secretary of the Corporation at its principal executive offices no later than ten (10) days prior to the date fixed for such redemption in the Redemption Notice, which written notice shall specify the number of shares of 13.75% Preferred Stock held by such Holder that such Holder is requesting to be redeemed and shall be binding and irrevocable on the Holder when sent, except that the Corporation may redeem shares held by Holders of fewer than 100 shares (or shares held by Holders who would hold less than 100 shares as result of such redemption), as may be determined by the Corporation.

                        (C) Each share called for redemption, or each Holder
            electing to redeem such shares, as applicable, shall surrender the certificate or certificates representing such shares of 13.75% Preferred Stock to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Optional Redemption Price, Cash Proceeds Redemption Price, Mandatory Redemption Price or Subject Sale Redemption Price, as the case may be, for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                        (D) On and after the Redemption Date, unless the
            Corporation defaults in the payment in full of the applicable redemption price, dividends on the 13.75% Preferred Stock called for redemption shall cease to accrue, and all rights of the Holders of such shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the Optional Redemption Price, Cash Proceeds Redemption Price, Mandatory Redemption Price or Subject Sale Redemption Price, as the case may be, without interest; provided, however, that if a notice of redemption shall have been given as provided in paragraph (e)(iv)(A) above and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Redemption Date) shall have been segregated and irrevocably set apart by the Corporation, in trust for the equal and ratable benefit of the Holders of the shares to be redeemed, then, at the close of business on the day on which such funds are segregated and set apart, the Holders of the shares to be redeemed shall cease to be shareholders of the Corporation and shall be entitled only to receive the Optional Redemption Price, Cash Proceeds Redemption Price, Mandatory Redemption Price or Subject Sale Redemption Price, as the case may be, without interest.

                        (E) In the event of a redemption pursuant to paragraph
            (e)(i) or (e)(ii) hereof of only a portion of the then outstanding shares of 13.75% Preferred Stock, the Corporation shall effect such redemption on a pro rata basis according to the number of shares held by each Holder, except that the Corporation may redeem such shares held by Holders of fewer than 100 shares (or shares held by Holders who would hold less than 100 shares as a result of such redemption), as may be determined by the Corporation.

            (f)   Voting Rights.

                  (i) The Holders, except as otherwise required under Florida law or as set forth in paragraphs (f)(ii), (f)(iii) and (f)(iv) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the shareholders of the Corporation.

                  (ii) So long as any shares of 13.75% Preferred Stock are outstanding, the Corporation shall not authorize any Parity Stock or any class of stock that ranks senior to the 13.75% Preferred Stock as to dividend rights or rights upon a Liquidation without the affirmative vote or consent of Holders of at least a majority of the then outstanding shares of 13.75% Preferred Stock, voting or consenting, as the case may be, as one class, given in Person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

                  (iii) So long as any shares of 13.75% Preferred Stock are outstanding, the Corporation shall not amend this Amendment or the Articles of Incorporation of the Corporation so as to affect materially and adversely the specified rights, preferences, privileges or voting rights of the then outstanding shares of 13.75% Preferred Stock or to authorize the issuance of any additional shares of 13.75% Preferred Stock without the affirmative vote or consent of Holders of at least a majority of the issued and then outstanding shares of 13.75% Preferred Stock, voting or consenting, as the case may be, as one class, given in Person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

                  (iv) If the Corporation fails to redeem all of the then outstanding shares of 13.75% Preferred Stock on or prior to September 15, 2006, then the number of directors constituting the Board of Directors shall be adjusted by the number, if any, necessary to permit the Holders, voting separately and as one class (together with the holders of any Parity Stock having similar voting rights), to elect the lesser of two directors or that number of directors constituting 25% of the members of the Board of Directors. Such event is a "VOTING RIGHTS TRIGGERING EVENT". Holders of a majority of the issued and then outstanding shares of 13.75% Preferred Stock, voting separately and as one class (together with the holders of any Parity Stock having similar voting rights), shall have the exclusive right to elect the lesser of two directors or 25% of the number of members constituting the Board of Directors at a meeting therefor called upon occurrence of such Voting Rights Triggering Event, and at every subsequent meeting at which the terms of office of the directors so elected by the Holders expire (other than as described in (f)(v) below). The voting rights provided herein shall be the exclusive remedy at law or in equity of the Holders for any Voting Rights Triggering Event.

                  (v) The right of the Holders voting separately and as one class (together with the holders of any Parity Stock then having similar rights) to elect members of the

      Board of Directors as set forth in subparagraph (f)(iv) above shall continue until such time as the failure, breach or default giving rise to such Voting Rights Triggering Event is remedied or waived by the Holders of at least a majority of the shares of 13.75% Preferred Stock then outstanding and entitled to vote thereon, at which time (1) the special right of the Holders so to vote as a class for the election of directors and (2) the term of office of the directors elected by the Holders shall each terminate and the directors elected by the holders of Capital Stock of the Corporation (other than the 13.75% Preferred Stock or Parity Stock having similar voting rights) shall constitute the entire Board of Directors. At any time after voting power to elect directors shall have become vested and be continuing in the Holders pursuant to paragraph
      (f)(iv) hereof, or if vacancies shall exist in the offices of directors elected by the Holders, a proper officer of the Corporation may, and upon the written request of the Holders of record of at least twenty percent (20%) of the shares of 13.75% Preferred Stock then outstanding addressed to the secretary of the Corporation shall, call a special meeting of the Holders, for the purpose of electing the directors which such Holders are entitled to elect. If such meeting shall not be called by a proper officer of the Corporation within twenty (20) days after personal service of said written request upon the secretary of the Corporation, or within twenty
      (20) days after mailing the same within the United States by certified mail, addressed to the secretary of the Corporation at its principal executive offices, then the Holders of record of at least twenty percent (20%) of the outstanding shares of 13.75% Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by the Person so designated upon the notice required for the annual meetings of shareholders of the Corporation and shall be held at the place for holding the annual meetings of shareholders. Any Holder so designated shall have, and the Corporation shall provide, access to the lists of shareholders to be called pursuant to the provisions hereof.

                        (A) At any meeting held for the purpose of electing
            directors at which the Holders (and holders of any Parity Stock having similar voting rights) shall have the right, voting together as a separate class, to elect directors as aforesaid, the presence in Person or by proxy of the Holders of at least a majority of the then outstanding shares of 13.75% Preferred Stock (and holders of any Parity Stock having similar voting rights) shall be required to constitute a quorum of such 13.75% Preferred Stock.

                        (B) Any vacancy occurring in the office of a director
            elected by the Holders (and holders of any Parity Stock having similar voting rights) may be filled by the remaining directors elected by the Holders and holders of such Parity Stock unless and until such vacancy shall be filled by the Holders and holders of such Parity Stock.

            (g) No Redemption, Put, etc. For the avoidance of doubt, nothing herein shall be construed to permit any mandatory redemption, put, repurchase, repayment, sinking fund or other similar provision (including, without limitation, upon the occurrence of a Change of Control Event or a sale of all or substantially all the assets of the Corporation and its Subsidiaries) with respect to the 13.75% Preferred Stock or any right on the part of a Holder to require the redemption thereof, in whole or in part, in any such case prior to the Maturity Date

(or, in the case (and only in the case) of a mandatory put or redemption upon the occurrence of a Change of Control Event or the sale of all or substantially all the assets of the Corporation and its Subsidiaries, the earlier to occur of
(i) the date upon which all outstanding Loans, interest and other Obligations owing under the Credit Agreement shall have been repaid in full in cash and all of the Notes, Commitments and Letters of Credit shall have been terminated and
(ii) the date on which the Corporation shall have obtained from the Banks a consent to such put or redemption). Capitalized terms used in this paragraph (g) but not otherwise defined herein shall have the meaning ascribed thereto in the Credit Agreement.

            (h) Conversion or Exchange. The Holders shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation.

            (i) Reissuance of 13.75% Preferred Stock. Shares of 13.75% Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Florida) have the status of authorized but unissued shares of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of preferred stock, provided that any issuance or reissuance of such shares as 13.75% Preferred Stock must be in compliance with the terms hereof.

            (j) Business Day. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

            (k) Definitions. As used in this Amendment, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

            "AFFILIATE" shall mean with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; for purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise. The term "Affiliate" shall not include at any time any portfolio companies of Apollo Management IV, L.P. or its Affiliates.

            "BUSINESS DAY" means any day that is not a Saturday, a Sunday or a day on which banking institutions in New York, New York are required to be closed.

            "CAPITAL STOCK" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

            "COMMON STOCK" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Effective Date or issued after the Effective Date, and includes, without limitation, all series and classes of such common stock.

            "CREDIT AGREEMENT" means the Credit Agreement dated as of June 9, 1998, as amended, modified or restated from time to time, among the Corporation, Levy Transport, Ltd./Levy Transport LTEE, the various Lenders party thereto from time to time, and Credit Suisse First Boston, as Administrative Agent.

            "DISQUALIFIED CAPITAL STOCK" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the date of the mandatory redemption of the 13.75% Preferred Stock.

            "DIVIDEND PAYMENT DATE" means March 15, June 15, September 15 and December 15 of each year.

            "DIVIDEND PERIOD" means the Initial Dividend Period and, thereafter, each Quarterly Dividend Period.

            "DIVIDEND RATE" means 13.75% per annum (computed on the basis of a 360-day year consisting of twelve 30-day months).

            "DIVIDEND RECORD DATE" means March 1, June 1, September 1 and December 1 of each year.

            "EFFECTIVE DATE" means the date of effectiveness of this Amendment.

            "HOLDER" means a holder of outstanding shares of 13.75% Preferred Stock as reflected in the stock books of the Corporation.

            "INITIAL DIVIDEND PERIOD" means the dividend period commencing on the Issue Date and ending on the next succeeding Dividend Payment Date.

            "ISSUE DATE" means, with respect to each share of 13.75% Preferred Stock, the date of original issuance of such share.

            "LIQUIDATION" means (i) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, other than any dissolution, liquidation or winding up in connection with any reincorporation of the Corporation in another jurisdiction or (ii) any Sale of the Corporation.

            "LIQUIDATION AMOUNT" means, as to each share of 13.75% Preferred Stock, as of any date of determination, the Original Stated Amount (prorated for fractional shares of 13.75% Preferred Stock), plus all accrued and unpaid dividends added to the Liquidation Amount of such share in accordance with paragraph (c)(i).

            "ORIGINAL STATED AMOUNT" means $100.00 per share of 13.75% Preferred Stock.

            "PERSON" means any individual, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

            "PUBLIC EQUITY OFFERING" means an underwritten public offering of Qualified Capital Stock of the Corporation, pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

            "QUALIFIED CAPITAL STOCK" means any Capital Stock that is not Disqualified Capital Stock.

            "QUARTERLY DIVIDEND PERIOD" means the quarterly period commencing on each March 15, June 15, September 15 and December 15 and ending on the day preceding the next succeeding Dividend Payment Date, respectively.

            "REDEMPTION DATE", with respect to any shares of 13.75% Preferred Stock, means the date on which such shares of 13.75% Preferred Stock are to be redeemed by the Corporation.

            "SALE OF CONTROL" means (i) the sale or transfer (in one or a series of related transactions) of the outstanding shares of Capital Stock of the Corporation, or (ii) the merger or consolidation of the Corporation with another Person, in each case in clauses (i) and (ii) above under circumstances in which the holders of the voting power of outstanding Capital Stock of the Corporation and their Affiliates, immediately prior to such transaction, own less than 50% in voting power of the outstanding Capital Stock of the Corporation or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction.

            "SALE OF THE CORPORATION" means (i) the sale (in one or a series of related transactions) of all or substantially all of the Corporation's assets, or (ii) a Sale of Control. A sale (in one or a series of related transactions) of one or more subsidiaries of the Corporation (whether by merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the consolidated assets of the Corporation shall be deemed a Sale of the Corporation.

            IN WITNESS WHEREOF, said QUALITY DISTRIBUTION, INC. has caused this Amendment to be signed by Thomas Finkbiner, its President and Chief Executive Officer, as of the date first above written.



                                        QUALITY DISTRIBUTION, INC.



                                        By: /s/ Thomas Finkbiner
                                            ------------------------------------
                                            Title: President and Chief Executive
                                                   Officer